Exhibit 10.41

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (hereinafter “Agreement”) is entered into as of this 26th day of September, 2003 (“Effective Date”), by and between Richard Freeman (hereinafter “Employee”) and ChipPAC, Inc. (hereinafter the “Company”).

WHEREAS, Employee and Company have agreed that Employee’s active duties at the Company will be discontinued no later than November 30, 2003; and

WHEREAS, Employee and Company have agreed that Employee’s employment with the Company will terminate on November 30, 2003; and

WHEREAS, Company desires to provide certain benefits to Employee in connection with the termination of Employee’s employment on the terms specified in the Employment Agreement entered into between Employee and the Company on October 4, 2000 and detailed herein; and

WHEREAS, Company and Employee acknowledge that the benefits specified herein are greater than Employee would otherwise be entitled to upon termination of his employment; and

WHEREAS, Company and Employee desire to settle fully and finally all differences between them and to mutually release each other;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, Employee and Company agree as follows:

1.    Employee’s last day of employment with Company will be November 30, 2003. From September 26, 2003 through a date to be determined by the CEO (“the Transition Date”), but no later than November 30, 2003, Employee will assist with the transition of his duties to others. From the Transition Date through November 30, 2003, Employee will be relieved of his regular duties at the Company, but will be available to provide support to the Company as needed upon reasonable notice at the direction of the CEO. Employee shall resign his title of Senior Vice President and Chief Operating Officer at the Transition Date. The Company’s internal records shall reflect that Employee’s employment terminated as a result of voluntary resignation on November 30, 2003 (the “Termination Date”).

2.    From and after the Transition Date, as consideration for this Agreement, and in lieu of any other severance or other payment, ChipPAC will continue to pay Employee’s base salary (at current levels and less any withholdings required by law) for an additional period of eight months. If during this eight month period, Employee accepts other employment, Employee shall immediately so notify the Company’s Vice President, Human Resources, and any further payments to be made under this paragraph shall be reduced by the amount of any compensation so received by Employee during this eight month period. Employee agrees that during this eight month period, Employee will not engage in employment with, or provide consulting services for, any competitor of the Company, and will not hire or solicit any Company employee; if Employee breaches this provision, any remaining salary payments will immediately cease and Company may seek damages and an injunction against Employee.

3.    Employee will be eligible to receive a STI bonus payment for 2003 prorated for the days of the performance period for which Employee would have otherwise been eligible, up to the Transition Date, and provided the company has achieved its targets such that a bonus is paid out to other eligible participants for that performance period, but will not be eligible for bonus payments thereafter. Any payment will be subject to the terms of the plan and goals achieved, as measured by the CEO and approved by the Board of Directors. Any award will be paid at the same time other employees receive their payments.

4.    Employee’s existing stock options will continue to vest through the Termination Date, in accordance with the terms of the relevant stock option agreements and plan provisions. Employee shall have the right to exercise vested stock options in accordance with the relevant stock option agreements and plan provisions. The exercise period specified in the stock option agreements upon termination of employment will run from the Termination Date, excluding any trading blackout periods. Employee agrees that he is subject to the Company’s trading blackout periods because of the position he has held as an Executive Officer of the Company, as defined under Section 16 of the Securities Exchange Act of 1934. Employee agrees that pursuant to the Company’s trading blackout policy, unless with permission from the General Counsel in an open window period, he will not sell the Company’s stock, or exercise and sell stock options of the Company, earlier than two business days following the Company’s Q4 2003 earnings release. Employee acknowledges that the Company may set the trading blackout period within its sole discretion. The Company agrees to notify Employee in writing of any alteration to this trading blackout period or any other trading blackout period or open window period potentially affecting the exercise period of Employee’s stock options. The Company agrees to provide such notification prior to the effective start date of the trading blackout period. Employee agrees to notify the Company’s General Counsel within twenty-four (24) hours of any trade made within six (6) months of his resignation from the position of Senior Vice President and Chief Operating Officer by, or on behalf of, Employee, his immediate family or anyone under his control, in order to allow the Company to fulfill the relevant reporting requirements on Employee’s behalf.

5.    Employee’s vacation accrual shall cease on the Transition Date and any vacation accrued as of this date but remaining unused or unpaid will be paid to Employee by this date. Employee’s medical and dental coverage shall terminate on November 30, 2003. Thereafter, Employee is responsible for maintaining medical and dental coverage under COBRA or otherwise. Life insurance, accidental death, disability and dependent life insurance coverages shall end on the Transition Date. Employee may convert the life insurance coverage to single policy coverage within thirty (30) days thereafter. Any other benefits due Employee upon termination of employment under any other plan, program or arrangement that Company makes generally available to its employees shall be determined by the terms of such plan or program.

6.    Employee, on behalf of himself, his representatives, heirs, successors, and assigns does hereby completely release and forever discharge Company and all other affiliated or related companies or divisions, its and their present and former officers, directors, shareholders, agents, employees, attorneys, successors, and assigns (hereinafter collectively “Company”) from all claims, rights, demands, actions, obligations, liabilities and causes of action of any kind or nature whatsoever, known or unknown, which Employee may now have or has ever had against Company, based upon any act or omission by Company prior to the date of execution of this Agreement by Employee, including, but not limited to: (1) any and all claims for damages, declaratory or injunctive relief or attorneys’ fees, arising from or in any way related to his employment at Company, or the termination thereof, including all claims for compensation, bonus (including any ChipPAC incentive bonus or stock program), benefits or severance; (2) any charges or claims arising under any federal, state or local law, statute or regulation, including without limitation rights or claims of age or other discrimination Employee may have under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, or Claims for disability, including claims under the Americans with Disabilities Act, or retaliation in violation of any applicable law, rule, regulation or order; (3) any claims of breach of contract (express or implied, in fact or in law), breach of the covenant of good faith and fair dealing, estoppel, breach of duty, fraud, deceit, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, violation of public policy, defamation, intentional or negligent infliction of emotional distress or other tortious conduct of any kind; (4) all claims filed or caused to be filed in any court of law or before any state or federal administrative agency before execution of this Agreement; and (5) all claims to attorneys’ fees, however incurred, including, without limitation, fees incurred in connection with any released claims and review of this Agreement; provided, however, that this paragraph does not waive (a) any indemnification rights Employee may have whether as an employee or an officer, pursuant to Labor Code Section 2802, Company Certificate of Incorporation or By-Laws, Indemnification Agreement or Company policy; (b) any vested rights or any workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board); or (c) any claims arising from acts or omissions occurring after the date of execution of this Agreement.

7.    Employee acknowledges that by entering into this Agreement he is specifically releasing any claims for age discrimination.

8.    It is understood and agreed that the preceding Paragraph is a full and final Release covering all known as well as all unknown or unanticipated injuries, debts, claims or damages including, without limitation, those arising from or in any way related to Employee’s employment by Company or the termination thereof. Therefore, Employee waives any and all rights or benefits which he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

9.    Employee hereby agrees and promises that he will not initiate or cause to be initiated against Company any claim, charge, complaint, demand, suit, action, cause of action, investigation, audit, compliance review or proceeding of any kind, or participate in same, individually or as a representative or member of a class, under any contract (express or implied), law, statute or regulation, federal, state or local, pertaining in any manner whatsoever to the claims, rights, demands, actions, obligations, liabilities, and causes of action herein released, including, without limitation, those relating to his employment by Company or the termination thereof.

10.    Employee acknowledges that he has complied with and will continue to comply with his obligations to Company under applicable laws and contract provisions. Employee agrees that he will hold in strictest confidence, and not use or disclose to any person, firm or corporation without prior express written authorization of the President and CEO of Company, any information, matter or thing of a proprietary or confidential nature, whether or not it is in written, permanent or intangible form (collectively, the Proprietary Information) pertaining to any business of Company. Employee specifically agrees that he will not utilize any information developed during or in connection with his employment at Company in the filing or prosecution of any patent application or patent in the name of any person or entity other than Company. Such Proprietary Information includes, but is not limited to, trade secrets, confidential knowledge, data or other proprietary information relating to Company’s products, processes, know-how, designs, formulas, development or experimental work, computer programs, databases, other original works or authorship, financial or other business information, customer lists, other customer information, or employee information. These obligations with respect to Proprietary Information extend to such information belonging to third parties who may have disclosed such information to Employee as a result of his status as an employee of Company. Employee agrees that he will continue to comply with the Employee Confidential Information and Inventions Agreement or the Proprietary Information and Inventions Agreement signed by him. Employee agrees to return to Company by the Termination Date all Company property, credit cards, documents or other materials or equipment that have been furnished to him by Company, including any and all records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches or other documents or property, or reproductions of any aforementioned items belonging to Company.

11.    Employee agrees not to defame, disparage or criticize Company or its shareholders, directors, officers, employees or business or employment practices at any time, or interfere with the same. In addition, Employee agrees not to engage in any conduct that Employee knows or reasonably should know will damage the reputation of Company or cause third parties to view Company in a less favorable light.

12.    It is understood and agreed that the furnishing of the consideration for this Agreement shall not be deemed or construed as an admission of liability or responsibility by Company for any purpose. Employee and Company agree that this Agreement is being entered into solely for the purpose of avoiding further expense and inconvenience from defending against any claims, rights, demands, actions, obligations, liabilities and causes of action. Company expressly denies liability for any and all claims.

13.    Employee understands and agrees that this Agreement and each and every provision hereof shall be treated by him as confidential and shall not be disclosed directly or indirectly by Employee to any other person, firm, organization or other entity, for any reason, at any time without the prior written consent of Company, unless and until its disclosure is required by law. It shall not constitute a breach of this Agreement for Employee to disclose the terms hereof to his immediate family and to his attorney and his financial advisor and/or accountant; provided, however, that Employee shall be obliged to use his best efforts to assure that such persons do not disclose this Agreement or any provision thereof.

14.    In the event that Employee breaches any term of this Agreement, Company shall have the right to recover consideration paid or provided hereunder.

15.    Should any provision of this Agreement be held invalid or illegal, such illegality shall not invalidate the entire Agreement. Rather, this Agreement shall be construed as if it did not contain the illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

16.    No failure to exercise and no delay in exercising any right, remedy or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power under this Agreement preclude any other or further exercise thereof, or the exercise of any right, remedy or power provided for herein or by law or in equity.

17.    This Agreement shall not be amended or modified in any manner except upon written agreement by the parties.

18.    With respect to any matters under this Agreement that are governed by state law, the parties agree that this Agreement shall be construed and governed by the laws of the State of California. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party.

19.    Any contractual claims that Employee may have against Company, or which Company may have against Employee, in any way related to the subject matter, interpretation, application or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by arbitration in Santa Clara County, California. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Arbitration of Arbitrable Claims shall be in accordance with the national Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented by this Agreement. Either party shall have the right to demand that the Arbitrator bifurcate the issues of the validity and enforceability of this Agreement for decision prior to consideration of any other issues raised. Either party may bring an action in court to compel arbitration under this Release and to enforce the arbitration award. Notwithstanding the foregoing, Company may enforce in court, without prior resort to arbitration any provision of the Release regarding confidential information, inventions, or covenants not to compete or not to sue. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY WITH REGARD TO ARBITRABLE CLAIMS.

20.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I HAVE CAREFULLY READ AND UNDERSTAND THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE AND REALIZE THAT IT DEALS WITH MY LEGAL RIGHTS, INCLUDING MY LEGAL RIGHTS TO PURSUE A CLAIM OF AGE DISCRIMINATION. I HAVE HAD AN ADEQUATE OPPORTUNITY TO CONSIDER THIS AGREEMENT. I AM FULLY AWARE OF AND UNDERSTAND ITS CONTENTS AND ITS LEGAL EFFECT, THAT THE PRECEDING PARAGRAPHS RECITE THE SOLE CONSIDERATION FOR THIS AGREEMENT, AND THAT ALL AGREEMENTS AND UNDERSTANDINGS BETWEEN ME AND COMPANY ARE INCLUDED HEREIN.

I HAVE BEEN ENCOURAGED TO CONSULT AN ATTORNEY OF MY OWN CHOICE IN THE NEGOTIATION OF THIS AGREEMENT AND BEFORE EXECUTING THIS AGREEMENT AND HAVE BEEN GIVEN ADEQUATE OPPORTUNITY TO REVIEW IT AND TO CONSULT WITH WHOMEVER I WISH REGARDING ITS PROVISIONS.

I RECEIVED THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE ON SEPTEMBER 26, 2003 AND UNDERSTAND THAT I HAVE BEEN GIVEN UNTIL THE CLOSE OF BUSINESS ON OCTOBER 31, 2003 TO DECIDE WHETHER TO SIGN THIS AGREEMENT. I UNDERSTAND THAT I WILL HAVE AN ADDITIONAL SEVEN DAYS FROM THE DATE OF SIGNING THIS AGREEMENT

DURING WHICH TO REVOKE IT, BY HAND DELIVERING OR FAXING WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S GENERAL COUNSEL. IF I DO NOT REVOKE IT, THE AGREEMENT WILL BECOME FINAL AND BINDING. IF I SIGN THIS AGREEMENT BEFORE OCTOBER 31, 2003, I SHALL WAIVE THE RIGHT TO THE REVIEW PERIOD BUT WILL STILL HAVE THE SEVEN DAYS REVOCATION PERIOD. IF I REVOKE THIS AGREEMENT, IT WILL BE VOID, I WILL NOT BE ENTITLED TO RECEIVE ANY BENEFITS HEREUNDER, AND I WILL HAVE TO RETURN TO THE COMPANY ANY BENEFITS ALREADY PAID HEREUNDER.

I UNDERSTAND THAT THE TERMS OF THIS AGREEMENT WILL NOT BECOME ENFORCEABLE UNTIL THIS REVOCATION PERIOD HAS EXPIRED, AND I WILL NOT RECEIVE THE BENEFITS SET FORTH ABOVE UNTIL AT LEAST EIGHT DAYS FOLLOWING THE DATE OF EXECUTION OF THE AGREEMENT AND RELEASE. BENEFITS MAY BE MAILED TO ME.

I AGREE THAT THE PAYMENTS AND BENEFITS DESCRIBED IN THIS DOCUMENT ARE GREATER THAN THOSE I WOULD RECEIVE ON THE TERMINATION OF MY EMPLOYMENT BUT FOR THE TERMS OF THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE.

I HAVE EXECUTED THIS AGREEMENT AND RELEASE VOLUNTARILY AND OF MY OWN FREE WILL, WITHOUT COERCION AND WITH FULL KNOWLEDGE OF WHAT IT MEANS TO DO SO, AND BASED ON MY OWN JUDGMENT AND NOT IN RELIANCE UPON ANY ORAL OR WRITTEN REPRESENTATIONS OR PROMISES MADE BY COMPANY, OTHER THAN THOSE CONTAINED OR REFERENCED HEREIN.

Dated: October 31, 2003	Employee

/s/ RICHARD FREEMAN
Richard Freeman

Dated: September 26, 2003	ChipPAC, Inc.

	By:	/s/ CONNIE FREDERICKSON-BRAY
Print Name: Connie Frederickson-Bray
Title: Vice President Human Resources